Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES ESTABLISHES REGULAR QUARTERLY COMMON STOCK DIVIDEND

CHATTANOOGA, Tenn. (June 30, 2022) – CBL Properties (NYSE:CBL) today announced that its Board of Directors has established a regular quarterly cash dividend.  The Board of Directors declared a dividend of $0.25 per common share, payable in all cash, for the quarter ending June 30, 2022.  The dividend, which equates to an annual dividend payment of $1.00 per common share, is payable on July 20, 2022, to shareholders of record as of July 11, 2022.

“It is an important milestone for CBL to reestablish a regular quarterly cash dividend,” said Stephen Lebovitz, chief executive officer.  “Our strong operating performance and recent attractive financing activity have further enhanced our substantial cash flow generation and contributed to a cash position of over $335 million as of March 31.  We are pleased to share this success through this cash distribution, which is the first step in a broader plan to create and return value to our shareholders.”

Future Regular and Special Dividends

CBL anticipates paying out the minimum distribution (at least 90% of taxable income) required to maintain its status as a Real Estate Investment Trust (REIT).  CBL currently expects to pay regular quarterly dividends for the third and fourth quarters of 2022 in addition to the second quarter dividend declared today.

In addition, based on current projections of taxable income for the twelve months ended December 31, 2022, CBL currently expects to distribute a special one-time dividend in the range of $75 to $125 million to meet minimum distribution requirements.  The exact amount of the special dividend will be determined by CBL’s Board of Directors in the fourth quarter and will be subject to the Board’s ongoing review of the Company’s financial performance over the remainder of the year in relation to current projections.  Subject to IRS guidelines, the special dividend may be distributed in all cash or in a combination of cash and common stock, as determined at the time by CBL’s Board of Directors.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 95 properties totaling 59.6 million square feet across 24 states, including 57 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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